Exhibit 99.1

Trevena announces completion of leadership transition and appointment of new director

— Carrie Bourdow assumes CEO position and joins Board of Directors —

— Maxine Gowen, Ph.D., retires as CEO, remains on Board of Directors —

— Scott Braunstein, M.D., appointed to Board of Directors —

CHESTERBROOK, PA, October 1, 2018 — Trevena, Inc. (NASDAQ: TRVN), today announced the completion of its previously announced leadership transition with Carrie L. Bourdow, formerly the Company’s Executive Vice President and Chief Operating Officer, assuming the role of President and Chief Executive Officer.  In connection with this transition, Ms. Bourdow also was appointed to the Company’s Board of Directors.  Maxine Gowen, Ph.D., the Company’s founding President and CEO, has retired, and remains a member of the Board of Directors.  Trevena also announced today the appointment of Scott Braunstein, M.D., to its Board of Directors.

“The Board and I are thrilled to have Carrie become Trevena’s next CEO,” said Leon O. Moulder, Jr., Chair of the Trevena Board of Directors. “We believe Carrie brings the valuable experience and leadership skills Trevena needs to thrive in the future.”

Mr. Moulder continued, “The entire Board joins me in thanking Max for her many contributions. Max has led Trevena from its inception as an early-stage discovery organization to its transformation to a company with a product candidate under FDA review. We look forward to continuing to leverage her insights and guidance as she remains a member of our Board.”

“I am excited by the opportunity to deliver on Trevena’s mission to develop and commercialize new and innovative medicines for patients, and I am honored by the confidence the Board has placed in me,” said Ms. Bourdow.  “I also would like to thank Max for her tremendous vision and leadership.”

In conjunction with Dr. Braunstein’s appointment, Adam M. Koppel, M.D., Ph.D., has stepped down from the Board of Directors to focus on his responsibilities as a Managing Director at Bain Capital. Dr. Koppel has served on the Board of Directors since 2014 and has played an integral role in shaping the Company’s direction, including today’s appointments of Ms. Bourdow and Dr. Braunstein.

“Scott’s breadth and depth of operational and commercial experience, which includes leadership in specialty pharmaceutical companies and global healthcare portfolio management, will be a tremendous asset to Trevena as its programs continue to mature,” said Mr. Moulder. “We also want to thank Adam for his many valuable contributions to Trevena during his time on our Board.”

Dr. Braunstein currently is an Operating Partner at Aisling Capital, where he has served since 2015.  From 2015 to 2018, Dr. Braunstein also served as Chief Operating Officer, SVP Of Corporate Strategy, and Chief Strategy Officer at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2014 to 2015, Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management.  For twelve years prior to joining Everpoint, Dr. Braunstein was with J.P. Morgan Asset

Management as a healthcare analyst and managing director in the U.S. Equity team and served as the portfolio manager for the J P Morgan Global Healthcare fund.  Dr. Braunstein was responsible for managing investments in pharmaceuticals, biotechnology, and medical devices. Dr. Braunstein is currently Chairman of the Board of Directors for ArTara Therapeutics, Inc., and is a member of the Board of Directors of Esperion Therapeutics, Inc., Marinus Pharmaceuticals, Inc., SiteOne Therapeutics, Inc., and Ziopharm Oncology, Inc.  Dr. Braunstein began his career as a practicing physician at the Summit Medical Group and as Assistant Clinical Professor at Albert Einstein College of Medicine and Columbia University Medical Center.  He earned his medical degree from the Albert Einstein College of Medicine.

Ms. Bourdow has served in various senior positions at Trevena since May 2015. She joined the Company as Chief Commercial Officer and was appointed Executive Vice President and Chief Operating Officer in January 2018. Prior to joining Trevena, Ms. Bourdow was Vice President of Marketing at Cubist Pharmaceuticals, Inc., from 2013 until its acquisition by Merck & Co., Inc. in January 2015.  At Cubist, Ms. Bourdow led launch strategy, marketing, reimbursement, and operations for five acute care hospital pharmaceuticals totaling over $1 billion in annual revenues. Prior to Cubist, Ms. Bourdow served for more than 20 years at Merck & Co., Inc., where she held positions of increasing responsibility across multiple therapeutic areas. Since June 2017, she has served on the board of Nabriva Therapeutics plc., a publicly traded biopharmaceutical company.

About Trevena

Trevena, Inc. is a biopharmaceutical company developing innovative therapies based on breakthrough science to benefit patients and healthcare providers confronting serious medical conditions. The Company has discovered four novel and differentiated drug candidates, including oliceridine injection for the management of moderate-to-severe acute pain, TRV250 for the treatment of acute migraine, and TRV734 for pain and/or management of opioid dependence. The Company maintains an early stage portfolio of drug discovery programs.

Cautionary note on forward looking statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials; the uncertainties inherent in conducting clinical trials; interpretations of regulatory interactions and expectations for regulatory submissions and approvals; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties related to the Company’s intellectual property; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Contacts

Trevena, Inc.

Investors:

Jonathan Violin, Ph.D.

Senior Vice President, Scientific Affairs & Investor Relations Officer

610-354-8840 x231

jviolin@trevena.com

or

Media:

Public Relations

PR@trevena.com